EX-99.14.e

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Ivy Funds of our report dated January 27, 2023, relating to the financial statements and financial highlights, which appears in Delaware International Equity Fund’s (formerly known as Delaware International Value Equity Fund) Annual Report on Form N-CSR for the year ended November 30, 2022. We also consent to the references to us under the headings “Independent Registered Public Accountants” and “Financial Highlights” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
January 17, 2024